Exhibit 10.5
ACKNOWLEDGEMENT OF TERMINATION OF EMPLOYMENT UNDER
AMENDED AND RESTATED
SENIOR ADVISOR AGREEMENT
     THIS ACKNOWLEDGMENT OF TERMINATION OF EMPLOYMENT UNDER AMENDED AND RESTATED SENIOR ADVISOR AGREEMENT (“Termination”) is effective as of the 14th day of October, 2010 (the “Effective Date”), by and between HAWK CORPORATION, a Delaware corporation (“Hawk” or the “Company”) and NORMAN C. HARBERT (“Harbert”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Advisor Agreement.
     A. Hawk and Harbert are parties to a certain Amended and Restated Senior Advisor Agreement, dated as of December 30, 2008 (the “Senior Advisor Agreement”), with respect to Harbert’s employment by Hawk as a senior advisor for a period which terminates on June 30, 2012 (the “Advisory Period”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Advisor Agreement.
     B. Hawk and Harbert are parties to a certain Split-Dollar Agreement, dated as of January 23, 1998, as amended by First Amendment to Split-Dollar Agreement, dated as of December 30, 2008 (the “Split-Dollar Agreement” and together with the Senior Advisor Agreement, the “Agreements”), with respect to two life insurance policies with Massachusetts Mutual Life (the “Policies”).
     C. Hawk has entered into an Agreement and Plan of Merger, dated as of October 14, 2010 (“Merger Agreement”) pursuant to which Hawk will become a wholly-owned subsidiary of Carlisle Companies Incorporated at the Effective Time (as that term is defined in the Merger Agreement) (the “Transaction”).
     D. In connection with the Transaction and immediately after the Effective Time (as that term is defined in the Merger Agreement), Hawk desires to terminate Harbert’s employment with Hawk in accordance with Section 8(c)(iii) of the Senior Advisor Agreement and to acknowledge the compensation and other benefits payable or otherwise available to Harbert pursuant to such termination under the Agreements.
     NOW, THEREFORE, in consideration of the mutual agreements, acknowledgements and covenants contained in this Termination and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Termination of Harbert’s Employment. Immediately after the Effective Time (as that term is defined in the Merger Agreement) and pursuant to the terms of Section 8(c)(iii) of the Senior Advisor Agreement, each party hereto agrees and acknowledges that Hawk will terminate Harbert’s employment with the Company (with no such further action being required). Pursuant to such termination, Hawk hereby acknowledges that Harbert shall be entitled to the Base Wages (as that term is defined in the Senior Advisor Agreement) and bonuses payable under Sections 8(c)(iii) and 8(d)(ii) of the Senior Advisor Agreement to Harbert, which bonuses for purposes of this agreement and payment hereunder to Harbert shall be fixed at the amount of $250,000 per annum, for the remainder of the Advisory Period. Hawk shall be obligated to continue to provide and/or pay for the existing health coverage to Harbert for the remainder of the Advisory Period as provided under Section 8(c)(iii) and 8(d)(iii) of the Senior Advisor Agreement.
     2. Termination of Split-Dollar Agreement. Each party hereto agrees and acknowledges that pursuant to Section 9(a) of the Split-Dollar Agreement, the Split-Dollar Agreement shall terminate upon the termination by Hawk of Harbert’s employment. Pursuant to such termination, Hawk hereby acknowledges that for sixty (60) days after the date of the termination of the Split-Dollar Agreement, Harbert shall have the option to purchase the Policies from the Company in accordance with Section 10(a) of the Split-Dollar Agreement.
     3. This Amendment shall be of no force and effect in the event the Transaction is not consummated and the Effective Time does not occur.
     4. Governing Law. This Termination is governed by and shall be construed in accordance with the law of the State of Ohio.
     4. Benefit and Burden. This Termination shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
     5. Counterparts; Effectiveness. This Termination may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Termination shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. This Termination shall be of no force or effect in the event the Transaction is not consummated and the Effective Time does not occur.
     6. Effect on Harbert’s Rights. Nothing in this Termination shall interfere or diminish in any manner any rights to indemnification, advancement of expenses, be held harmless, or directors’ and officers’ insurance or any similar rights of Harbert under Hawk’s Second Amended and Restated Certificate of Incorporation, Hawk’s Amended and Restated By-laws, the Merger Agreement or otherwise.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the date first written above.
HAWK CORPORATION

By:	/s/ Byron S. Krantz	/s/ Norman C. Harbert
	Byron S. Krantz	NORMAN C. HARBERT
Secretary
[Signature page: Acknowledgement of Termination]